Exhibit 10.1

BANK OF HAWAII CORPORATION
2014 STOCK AND INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT (Service-based)

This Restricted Stock Grant Agreement ("Agreement") dated ###GRANT_DATE### ("Grant Date"), between Bank of Hawaii Corporation, a Delaware corporation ("Company"), with its registered office at 130 Merchant Street, Honolulu, Hawaii 96813, and ###PARTICIPANT_NAME### ("Grantee"), an executive of the Company or subsidiary of the Company who as of the Grant Date is an Eligible Person under the Bank of Hawaii Corporation 2014 Stock and Incentive Plan ("Plan").

1.Grant of Restricted Shares.  Pursuant to the Plan, and effective as of the Grant Date, the Human Resources and Compensation Committee of the Company's Board of Directors ("Committee") has granted to Grantee ###TOTAL AWARDS### shares of Restricted Stock ("Restricted Shares"), which are reflected as one or more amounts listed in the Vest Quantity column of the Vest Schedule below.

Restrictions During Period of Restriction.  The Restricted Shares shall be subject to forfeiture by Grantee and subject to the restrictions on transfer specified in the Plan and this Agreement until the "Period of Restriction" terminates as to such Restricted Shares.  The Restricted Shares shall vest in Grantee upon termination of the Period of Restriction (to the extent that the Restricted Shares have not previously been forfeited).  For purposes of this Agreement, the term "Period of Restriction" shall mean the period that commences on the Grant Date and terminates on the applicable Vest Date shown in the Vest Schedule, after the certification of achievement of service objective (or other termination dates based on the certain terminations of employment by Grantee) as described below in this Section 1.

###VEST_SCHEDULE_TABLE###

Vest Schedule - Restricted Stock Award
Vest Date	Vest Quantity
February 21, 2022	X,XXX
February 20, 2023
February 19, 2024	X,XXX

a.Period of Restriction.  For purposes of this Agreement and with respect to the Restricted Shares granted under this Agreement, the term "Period of Restriction" shall mean the period that commences on the Grant Date and terminates following achievement of the service objective as described below.

4820-2930-1281.2

i.Service Objective.  The Period of Restriction shall terminate with respect to a Vest Quantity of Restricted Shares specified in the Vest Schedule above on the corresponding Vest Date specified in the Vest Schedule with respect to that Vest Quantity of Restricted Shares, provided that Grantee remains in continuous service as an Employee through that Vest Date.

ii.Company's Determinations. The Company's People Services shall certify whether the service objective described above in this Section 1.a has been satisfied on the Vest Date specified in the Vest Schedule above.  In the event that the People Services has not done so, it shall make such determination as soon thereafter as possible and, if the satisfaction of the service objective has been certified, the Restricted Shares shall vest at the time of the making of such certification.

b.Termination of Period of Restriction Upon Certain Terminations of Employment.  The Period of Restriction shall terminate in connection with certain terminations of Grantee’s employment with the Company and its subsidiaries as described in this Section 1.b.  Specifically, the Period of Restriction for all of the Restricted Shares shall terminate (to the extent that the Period of Restriction has not previously terminated or the Restricted Shares have not previously been forfeited) upon the occurrence of any of the following: (i) the death of Grantee; (ii) the Grantee ceasing to be an Employee due to "disability" within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended ("Code") and the regulations promulgated thereunder; or (iii) upon or after the occurrence of a "Change in Control" (within the meaning of Section 2.5 of the Bank of Hawaii Corporation Change-in-Control Retention Plan, restatement effective December 17, 2009 ("Change-in-Control Plan")) either (A) Grantee's employment with the Company and its subsidiaries is terminated by the Company without "Cause" (within the meaning of Section 2.4 of the Change-in-Control Plan) or (B) Grantee terminates employment with the Company and its subsidiaries for "Good Reason" (within the meaning of Section 2.16 of the Change-In-Control Plan).

c.Forfeiture of Unvested Restricted Shares.  The Restricted Shares that remain unvested and unforfeited shall be forfeited and transferred to the Company upon Grantee's ceasing to be an Employee for any reason, whether voluntary or involuntary (except as provided in the above Section 1.b of this Agreement). Grantee's employment shall not be treated as terminated in the case of a transfer of employment within the Company and its Affiliates or in the case of sick leave or other approved leaves of absence. Grantee shall receive no payment for the Restricted Shares that are forfeited.

d.Transfer Restriction.  During the Period of Restriction, the Restricted Shares shall not be subject to claims of Grantee's creditors and may not, in any way, be sold, transferred, pledged, assigned, alienated, or encumbered.

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2.Issuance of Shares; Registration; Withholding Taxes.  Restricted Shares shall be issued in Grantee's name, shall bear the restrictive legends as are required or deemed advisable by the Company under the provisions of any applicable law, and shall be held by the Company until all restrictions lapse or such Shares are forfeited as provided herein.  Upon the lapsing of all restrictions with respect to a portion of the Restricted Shares, the Company shall deliver to the Grantee (or, if applicable, to the Grantee's legal representatives, beneficiaries or heirs) those Shares that vested upon the lapsing of restrictions through the Direct Registration System or Electronic Share Transfer.  The Shares as to which all restrictions have lapsed shall be free of the restrictive legends referred to in this Section 2 above.  The Company may postpone the issuance or delivery of the Shares until (a) the completion of registration or other qualification of such Shares or transaction under any state or federal law, rule or regulation, or any listing on any securities exchange, as the Company shall determine to be necessary or desirable; (b) the receipt by the Company of such written representations or other documentation as the Company deems necessary to establish compliance with all applicable laws, rules and regulations, including applicable federal and state securities laws and listing requirements, if any; and (c) the payment to the Company of any amount required by the Company to satisfy any federal, state or other governmental withholding tax requirements related to the issuance or delivery of the Shares.  Grantee shall comply with any and all legal requirements relating to Grantee's resale or other disposition of any Shares acquired under this Agreement.

3.Share Adjustments.  The number and kind of Restricted Shares or other property subject to this Agreement shall be subject to adjustment in accordance with Section 13 of the Plan.

4.Rights as Shareholder.  Unless otherwise provided herein, Grantee shall be entitled to all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Shares and to receive dividends and other distributions (not including share adjustments as described in Section 4 above) payable with respect to such Shares from and after the Grant Date.  Grantee's rights as a shareholder shall terminate with respect to any Restricted Shares forfeited by Grantee.

5.Employment Rights.  Neither the Plan nor the granting of the Restricted Shares shall be a contract of employment of Grantee by the Company or any of its subsidiaries.  Grantee may be discharged from employment at any time by the employing Company or subsidiary, subject to any employment contract that may otherwise apply to Grantee.

6.Amendment.  This Agreement may be amended by the Committee at any time based on its determination that the amendment is necessary or advisable in light of any addition to, or change in, the Code or regulations issued thereunder or any federal or state securities law or other law or regulation, or the Plan, or based on any discretionary authority of the Committee under the Plan.  Unless necessary or advisable due to a change in law, any amendment to this Agreement which has a material adverse effect on the interest of Grantee under this Agreement shall be adopted only with the consent of Grantee.

7.Section 83(b) Election.  Grantee shall promptly deliver to the Company a copy of any election filed by Grantee in respect of the Restricted Shares pursuant to Code Section 83(b).

8.Notices.  Any notice or other communication made in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Grantee at Grantee's address shown on Company records or such other address designated by Grantee by similar notice, or to the Company at its principal office, to the attention of the Corporate Secretary of the Company.  Furthermore, such notice or other communication shall be deemed duly given when transmitted electronically to Grantee at Grantee's electronic mail address shown on Company records or, to the extent that Grantee is an active employee, through the Company's intranet.

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9.Plan Governs.  The Restricted Shares evidenced by this Agreement are subject to the terms and conditions of the Plan and this Agreement.  In case of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall control.  Capitalized terms used in this Agreement and not defined herein shall have the meaning assigned in the Plan unless the context indicates otherwise.

10.Miscellaneous.  This Agreement shall bind and benefit Grantee, the heirs, distributees and personal representative of Grantee, and the Company and its successors and assigns.  This Agreement may be signed in counterparts, each of which shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

BY ACCEPTING THE RESTRICTED SHARES GRANTED UNDER THIS RESTRICTED STOCK GRANT AGREEMENT, GRANTEE AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND THE PLAN.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf by the undersigned, thereunto duly authorized, effective as of the Grant Date.

BANK OF HAWAII CORPORATION

By

___________________________________
      PATRICK M. McGUIRK
      Its Senior Executive Vice President
"Company"
Agreed and Accepted:

###ACCEPTANCE_DATE###
______________________________________

###PARTICIPANT_NAME### "Grantee"

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